Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports Third Quarter Per Share Net Income and Core Operating Income of $4.18 and $2.64, Up 59% and 32%, Respectively; Consolidated Net Premiums Written Up 15.8%, with Commercial P&C Lines Up 22%

•

Net income for the quarter was strong at $1.83 billion versus $1.19 billion prior year, and core operating income was $1.16 billion versus $907 million prior year. Record per share net income and core operating income through nine months were $14.33 and $8.78, respectively.

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P&C net premiums written were up 16.9% globally for the quarter, or 15.4% in constant dollars, driven by 22.0% growth in commercial lines. Total North America P&C net premiums written were up 17.1%, including growth of 22.4% in commercial lines and 0.6% in consumer lines. Overseas General P&C net premiums written were up 15.9%, or 11.2% in constant dollars, including growth of 20.6% in commercial lines and 9.2% in consumer lines. Total company P&C net premiums written were up 14.2% through nine months.

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P&C underwriting income for the quarter was $617 million, up 57.5%, leading to a P&C combined ratio of 93.4%, compared with 95.2% prior year. P&C current accident year underwriting income excluding catastrophe losses was $1.44 billion, up 23.1%, leading to a P&C current accident year combined ratio excluding catastrophe losses of 84.8% compared with 85.7% prior year; both were record quarterly underwriting results. Excluding a one-time COVID-related frequency benefit to last year’s third quarter results, the P&C and Global P&C current accident year combined ratios excluding catastrophe losses improved 1.9 and 2.0 percentage points, respectively.

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Catastrophe losses, net of reinsurance and including reinstatement premiums, for the quarter were $1.15 billion pre-tax, or $943 million after tax, compared with $925 million pre-tax, or $797 million after tax, prior year. The current quarter included pre-tax net catastrophe losses of $806 million from Hurricane Ida.

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Pre-tax net investment income for the quarter was $866 million, up 3.1%, and adjusted net investment income was $940 million, up 4.5%, reflecting strong returns in the company’s private equity portfolio.

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Annualized return on equity (ROE) was 12.3% and annualized core operating ROE was 8.2%. For comparison purposes, including mark-to-market private equity gains, annualized core operating ROE was 13.2%. Annualized core operating return on tangible equity was 12.6%.

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Chubb Limited News Release

ZURICH – October 26, 2021 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended September 30, 2021 of $1.83 billion, or $4.18 per share, and core operating income of $1.16 billion, or $2.64 per share. The P&C combined ratio was 93.4% compared to 95.2% prior year, and the current accident year P&C combined ratio excluding catastrophe losses was 84.8% compared to 85.7% prior year. Book and tangible book value per share increased 0.6% and 0.4%, respectively, from June 30, 2021 and now stand at $137.67 and $91.89, respectively. Book value was favorably impacted by after-tax net realized and unrealized gains in the company’s investment portfolio of $190 million and was unfavorably impacted by foreign currency movement of $305 million.

Chubb Limited

Third Quarter Summary

(in millions of U.S. dollars, except per share amounts)

(Unaudited)

				(Per Share)

	2021	2020	Change	2021	2020	Change

Net income	$1,833	$1,194	53.5%	$4.18	$2.63	58.9%

Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	11	19	(42.1)%	0.03	0.04	(25.0)%

Adjusted net realized (gains) losses, net of tax	(687)	(306)	124.5%	(1.57)	(0.67)	134.3%

Core operating income, net of tax	$1,157	$907	27.5%	$2.64	$2.00	32.0%

For the nine months ended September 30, 2021, net income was $6.40 billion, or $14.33 per share, compared with $1.11 billion, or $2.46 per share, for 2020. Core operating income was $3.92 billion, or $8.78 per share, compared with $1.87 billion, or $4.13 per share, for 2020. The P&C combined ratio was 90.4% compared to 98.9% prior year, and the current accident year P&C combined ratio excluding catastrophe losses was 85.1% compared to 86.8% prior year. Book and tangible book value per share increased 4.4% and 4.8%, respectively, from December 31, 2020. Book value was favorably impacted by after-tax net realized and unrealized gains of $628 million, including $454 million in the company’s investment portfolio and $140 million from mark-to-market gains in the company’s variable annuity reinsurance portfolio.

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Chubb Limited News Release

Chubb Limited

Nine Months Ended Summary

(in millions of U.S. dollars, except per share amounts)

(Unaudited)

				(Per Share)

	2021	2020	Change	2021	2020	Change

Net income	$6,398	$1,115	NM	$14.33	$2.46	NM
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	41	60	(31.7)%	0.09	0.13	(30.8)%
Adjusted net realized (gains) losses, net of tax	(2,519)	698	NM	(5.64)	1.54	NM

Core operating income, net of tax	$3,920	$1,873	109.2%	$8.78	$4.13	112.6%

For the nine months ended September 30, 2021 and 2020, the tax expenses (benefits) related to the table above were $(11) million and $(14) million, respectively, for amortization of fair value adjustment of acquired invested assets and long-term debt; $176 million and $(54) million, respectively, for adjusted net realized gains and losses; and $708 million and $363 million, respectively, for core operating income.

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “Chubb had a very strong third quarter, highlighted by outstanding premium revenue growth globally and simply excellent underwriting results. P&C net premiums written grew 17%, our strongest organic growth since 2004, driven by commercial lines growth of 22% globally. Despite $1.1 billion of catastrophe losses in the quarter, we reported P&C underwriting income of $617 million, up 58%, and a 93.4% combined ratio, which illustrates the strengths that come from our underwriting capabilities and the broad diversification of our company’s businesses. Core operating income in the quarter of $2.64 per share was up 32% from prior year with per share net income of $4.18 up 59%. Year to date, we have produced record earnings, both net and core operating.

“Our current accident year combined ratio of 84.8% is a quarterly record that featured two percentage points of margin improvement adjusting for a one-time COVID-related frequency benefit in last year’s quarterly result. Through nine months, we have produced $2.4 billion in underwriting income and a combined ratio of 90.4% despite an elevated level of CAT losses year to date. The growing impact of climate change globally is evident in industry results, and we are reacting thoughtfully but swiftly to ensure we maintain an adequate risk-adjusted return on the business we write.

“We continue to capitalize on robust commercial P&C pricing conditions in most regions of the world. Our premium revenue growth in the quarter was broad based with contributions from virtually all of our commercial P&C businesses and year-on-year improvement in rate-to-exposure that is well in excess of loss costs. Commercial lines grew 22.5% in North America and over 20.5%, or 16% in constant dollars, in our international operations. In addition, our international consumer lines businesses are recovering steadily from the impact of the pandemic’s ongoing effects on consumer activity with premiums up almost 10% in the quarter, or 5% in constant dollars.

“In sum, our company is in great shape. We are growing our business, expanding our margins and, as our recent Asia-Pacific transaction announcement demonstrates, investing in our capabilities to position us for continued growth in the future.”

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Chubb Limited News Release

Operating highlights for the quarter ended September 30, 2021 were as follows:

Chubb Limited	Q3	Q3
(in millions of U.S. dollars except for percentages)	2021	2020	Change

P&C
Net premiums written (increase of 15.4% in constant dollars)	$9,901	$8,468	16.9%
Commercial P&C (increase of 20.7% in constant dollars)	$7,430	$6,091	22.0%
Consumer P&C (increase of 1.8% in constant dollars)	$2,471	$2,377	4.0%
Underwriting income	$617	$392	57.5%
Combined ratio	93.4%	95.2%
Current accident year underwriting income excluding catastrophe losses	$1,442	$1,171	23.1%
Current accident year combined ratio excluding catastrophe losses	84.8%	85.7%

Global P&C (excludes Agriculture)
Net premiums written (increase of 11.7% in constant dollars)	$8,486	$7,482	13.4%
Commercial P&C (increase of 16.4% in constant dollars)	$6,015	$5,105	17.8%
Consumer P&C (increase of 1.8% in constant dollars)	$2,471	$2,377	4.0%
Underwriting income	$482	$327	47.5%
Combined ratio	94.0%	95.5%
Current accident year underwriting income excluding catastrophe losses	$1,292	$1,078	19.9%
Current accident year combined ratio excluding catastrophe losses	84.1%	85.0%

The P&C and Global P&C current accident year combined ratios excluding catastrophe losses both decreased 0.9 percentage point. The decrease in the Global P&C ratio comprised a 0.7 percentage point decrease in the expense ratio and a 0.2 percentage point decrease in the loss ratio. The prior year loss ratios were favorably impacted by reduced claim frequency primarily in the automobile portfolios in North America and Latin America. The table below presents the impact of the COVID-related frequency benefit by segment:

Current accident year loss ratio excluding catastrophe losses	North America Commercial P&C Insurance	North America Personal P&C Insurance	Overseas General Insurance	Global Reinsurance	Global P&C	North America Agricultural Insurance	P&C

Q3 2021	62.3%	50.7%	49.8%	52.0%	56.2%	84.0%	60.1%

Q3 2020	63.8%	49.2%	49.5%	49.7%	56.4%	84.2%	59.7%
Impact of frequency benefit	0.0%	(3.3)%	(1.7)%	0.0%	(1.1)%	0.0%	(1.0)%
Q3 2020 – adjusted	63.8%	52.5%	51.2%	49.7%	57.5%	84.2%	60.7%

Percentage point change excluding frequency benefit	(1.5) pts	(1.8) pts	(1.4) pts	2.3 pts	(1.3) pts	(0.2) pt	(0.6) pt

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Chubb Limited News Release

•	Consolidated net premiums earned increased 14.1%. P&C net premiums earned increased 15.2%, comprising growth in commercial and consumer lines of 21.1% and 1.4%, respectively.

•	The combined ratio included 12.2 percentage points of net catastrophe losses compared with 11.3 percentage points last year.

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Total pre-tax and after-tax favorable prior period development were $321 million (3.6 percentage points of the combined ratio) and $227 million, respectively, compared with $146 million (1.8 percentage points of the combined ratio) and $126 million, respectively, last year. The favorable development in the quarter was split 77% from short-tail lines and 23% from long-tail lines.

•	Operating cash flow was $3.32 billion.

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Total capital returned to shareholders in the quarter was $1.86 billion, including share repurchases of $1.52 billion, at an average purchase price of $180.23 per share, and dividends of $346 million. Total capital returned to shareholders for the nine months ended September 30, 2021 was $5.01 billion, including share repurchases of $3.96 billion, at an average purchase price of $172.92 per share, and dividends of $1.05 billion.

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Chubb Limited News Release

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter ended September 30, 2021 are presented below:

Chubb Limited	Q3	Q3
(in millions of U.S. dollars except for percentages)	2021	2020	Change

Total North America P&C Insurance
(Comprising NA Commercial P&C Insurance, NA Personal P&C Insurance and NA Agricultural Insurance)
Net premiums written	$7,084	$6,049	17.1%
Commercial P&C	$5,622	$4,595	22.4%
Consumer P&C	$1,462	$1,454	0.6%
Combined ratio	90.9%	94.7%
Current accident year combined ratio excluding catastrophe losses	82.7%	83.6%

North America Commercial P&C Insurance
Net premiums written	$4,369	$3,778	15.6%
Commercial P&C excluding A&H	$4,207	$3,609	16.6%
Major accounts retail and excess and surplus (E&S) wholesale	$2,485	$2,153	15.4%
Middle market and small commercial	$1,722	$1,456	18.3%
Accident and health (A&H)	$162	$169	(3.9)%
Combined ratio	90.1%	91.9%
Current accident year combined ratio excluding catastrophe losses	82.4%	84.9%

North America Personal P&C Insurance
Net premiums written (1)	$1,300	$1,285	1.2%
Combined ratio	94.3%	103.5%
Current accident year combined ratio excluding catastrophe losses	77.0%	74.8%

North America Agricultural Insurance
Net premiums written	$1,415	$986	43.6%
Combined ratio	89.9%	93.3%
Current accident year combined ratio excluding catastrophe losses	88.9%	90.4%

Overseas General Insurance
Net premiums written (increase of 11.2% in constant dollars)	$2,596	$2,238	15.9%
Commercial P&C (increase of 16.0% in constant dollars)	$1,587	$1,315	20.6%
Consumer P&C (increase of 4.5% in constant dollars)	$1,009	$923	9.2%
Combined ratio	92.2%	89.4%
Current accident year combined ratio excluding catastrophe losses	86.2%	87.9%
(1)	Primarily excluding exposure-related cancellations in California and the year-over-year impact of automobile return premiums, net premiums written increased 3.1%.

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North America Commercial P&C Insurance: The current accident year combined ratio excluding catastrophe losses decreased 2.5 percentage points, including a 1.5 percentage point decrease in the loss ratio and a 1.0 percentage point decrease in the expense ratio.

•

North America Personal P&C Insurance: The current accident year combined ratio excluding catastrophe losses increased 2.2 percentage points, including a 1.5 percentage point increase in the loss ratio. The prior year included a COVID-related frequency benefit that lowered the loss ratio by 3.3 percentage points.

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Chubb Limited News Release

•

North America Agricultural Insurance: The current accident year combined ratio excluding catastrophe losses decreased 1.5 percentage points, including a 1.3 percentage point decrease in the expense ratio and a 0.2 percentage point decrease in the loss ratio.

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Overseas General Insurance: The current accident year combined ratio excluding catastrophe losses decreased 1.7 percentage points, including a 2.0 percentage point decrease in the expense ratio and a 0.3 percentage point increase in the loss ratio. The prior year included a COVID-related frequency benefit that lowered the loss ratio by 1.7 percentage points.

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Global Reinsurance: Net premiums written were $221 million, up 22.3%. The combined ratio was 121.4% compared with 118.3% prior year. The current accident year combined ratio excluding catastrophe losses was 83.5% compared with 80.8% prior year.

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Life Insurance: Net premiums written were $609 million and segment income was $104 million. International life insurance net premiums written increased 14.8%, or 13.0% in constant dollars, while net premiums written and deposits collected were up 52.3%, or 47.3% in constant dollars. International life insurance segment income was $31 million, down 39.5%, reflecting additional COVID losses and a non-recurring charge in the current quarter. Combined Insurance North America net premiums written decreased 7.3%, driven by the impact of the pandemic on face-to-face and worksite sales.

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Chubb Limited News Release

All comparisons are with the same period last year unless otherwise specifically stated.

Please refer to the Chubb Limited Financial Supplement, dated September 30, 2021, which is posted on the company’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its third quarter earnings conference call on Wednesday, October 27, 2021 beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 888-394-8218 (within the United States) or 323-794-2588 (international), passcode 8805396. Please refer to the Chubb website under Events and Presentations for details. A replay of the call will be available until Wednesday, November 10, 2021 and the archived webcast will be available on our website for approximately one month. To listen to the replay, please click here to register and receive dial-in numbers.

About Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London, Paris and other locations, and employs approximately 31,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Karen Beyer: (212) 827-4445; karen.beyer@chubb.com

Media Contact

Jeffrey Zack: (212) 827-4444; jeffrey.zack@chubb.com

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Chubb Limited News Release

Regulation G - Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Q3 2020 adjusted current accident year loss ratio excluding catastrophe losses is the current accident year loss ratio excluding catastrophe losses adjusted for a one-time COVID-related reduced claim frequency benefit primarily in the automobile portfolios in North America and Latin America. We believe this measure is meaningful to evaluate trends in the underlying business on a comparable basis.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired invested assets from the acquisition of The Chubb Corporation (Chubb Corp) of $19 million in Q3 2021 and $67 million for the nine months ended September 30, 2021 and including investment income of $55 million in Q3 2021 and $135 million for the nine months ended September 30, 2021 from partially owned investment companies (private equity partnerships) where our ownership interest is in excess of three percent that are accounted for under the equity method. The mark-to-market movement on these private equity partnerships are included in adjusted net realized gains (losses) as described below. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses), net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses.

P&C underwriting income is calculated by subtracting adjusted losses and loss expenses, policy acquisition costs and administrative expenses from net premiums earned by our P&C operations. We use P&C underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest expense, amortization expense of purchased intangibles, income tax expense and adjusted net realized gains (losses).

P&C current accident year underwriting income excluding catastrophe losses is P&C underwriting income adjusted to exclude catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Core operating income, net of tax, excludes from net income the after-tax impact of adjusted net realized gains (losses) and the amortization of fair value adjustment of acquired invested assets and long-term debt related to the Chubb Corp acquisition. We believe this presentation enhances the understanding of our results of operations by highlighting the

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Chubb Limited News Release

underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) are heavily influenced by, and fluctuate in part according to, the availability of market opportunities. We exclude the amortization of the fair value adjustments related to purchased invested assets and long-term debt due to the size and complexity of this acquisition. References to core operating income measures mean net of tax, whether or not noted.

Core operating return on equity (ROE) and Core operating return on tangible equity (ROTE) are annualized non-GAAP financial measures. The numerator includes core operating income (loss), net of tax. The denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. For the ROTE calculation, the denominator is also adjusted to exclude goodwill and other intangible assets, net of tax. These measures enhances the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity and tangible equity excluding the effect of unrealized gains and losses on our investments. Annualized core operating ROE adjusted for the impact of mark-to-market gains on private equity investments of $705 million after tax added 5.0 percentage points, resulting in an adjusted return on equity of 13.2%. We believe that inclusion of this impact is meaningful for comparison to peer companies that include this metric within core operating income.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and losses on the crop derivatives, as noted above.

P&C current accident year combined ratio excluding catastrophe losses excludes the impact of P&C catastrophe losses and PPD from the P&C combined ratio. We believe this measure provides a better evaluation of our underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life Insurance and North America Agricultural Insurance segments. The agriculture insurance business is a different business in that it is a public sector and private sector partnership in which insurance rates, premium growth, and risk-sharing is not market-driven like the remainder of the company’s P&C insurance business. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the North America Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets, net of tax, divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful.

International life insurance net premiums written and deposits collected includes deposits collected on universal life and investment contracts (life deposits). Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with GAAP. However, we include life deposits in presenting growth in our life insurance business because new life deposits are an important component of production and key to our efforts to grow our business.

See the reconciliation of Non-GAAP Financial Measures on pages 29-35 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP, including premium, net income, return on equity, and net investment income.

NM - not meaningful comparison

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Chubb Limited News Release

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, pricing, growth opportunities, economic and market conditions, and our expectations and intentions and other statements that are not historical facts, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency and severity of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, infection rates and severity of pandemics, including COVID-19, and their effects on our business operations and claims activity, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC).

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chubb Limited News Release

Chubb Limited
Summary Consolidated Balance Sheets
(in millions of U.S. dollars, except per share data)
(Unaudited)

	September 30 2021	December 31 2020

Assets
Investments	$122,129	$118,669
Cash	1,620	1,747
Insurance and reinsurance balances receivable	11,723	10,480
Reinsurance recoverable on losses and loss expenses	16,648	15,592
Goodwill and other intangible assets	20,965	21,211
Other assets	25,969	23,075
Total assets	$199,054	$190,774

Liabilities
Unpaid losses and loss expenses	$72,631	$67,811
Unearned premiums	19,519	17,652
Other liabilities	47,586	45,870
Total liabilities	$139,736	$131,333

Shareholders’ equity
Total shareholders’ equity	59,318	59,441
Total liabilities and shareholders’ equity	$199,054	$190,774

Book value per common share	$137.67	$131.88
Tangible book value per common share	$91.89	$87.69
Book value per common share excluding cumulative translation losses (1)	$141.65	$135.51
Tangible book value per common share excluding cumulative translation losses (1)	$94.69	$90.24

(1)   Cumulative translation losses were $1.7 billion in 2021 ($1.2 billion on tangible and $0.5 billion on intangible net assets) and $1.6 billion in 2020 ($1.1 billion on tangible and $0.5 billion on intangible net assets).

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Chubb Limited News Release

Chubb Limited
Summary Consolidated Financial Data
(in millions of U.S. dollars, except share, per share data, and ratios)
(Unaudited)

	Three Months Ended		Nine Months Ended

	September 30		September 30

	2021	2020	2021	2020

Gross premiums written	$13,055	$11,220	$35,460	$31,012

Net premiums written	10,510	9,078	28,718	25,410

Net premiums earned	10,000	8,765	27,034	24,687

Losses and loss expenses	6,629	5,835	16,688	16,897

Policy benefits	151	198	503	550

Policy acquisition costs	1,778	1,645	5,141	4,853

Administrative expenses	806	733	2,325	2,201

Net investment income	866	840	2,613	2,528

Net realized gains (losses)	(21)	(141)	833	(1,069)

Interest expense	122	130	366	390

Other income (expense):

Gains (losses) from separate account assets	(24)	24	(5)	8

Other	787	461	2,035	364

Amortization of purchased intangibles	71	72	216	217

Income tax expense	218	142	873	295

Net income	$1,833	$1,194	$6,398	$1,115

Diluted earnings per share:

Net income	$4.18	$2.63	$14.33	$2.46

Core operating income	$2.64	$2.00	$8.78	$4.13

Weighted average diluted shares outstanding	438.4	453.3	446.6	453.6

P&C combined ratio

Loss and loss expense ratio	68.6%	69.2%	63.9%	71.5%

Policy acquisition cost ratio	17.1%	18.0%	18.3%	18.8%

Administrative expense ratio	7.7%	8.0%	8.2%	8.6%

P&C combined ratio	93.4%	95.2%	90.4%	98.9%

P&C underwriting income	$617	$392	$2,430	$241

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